Exhibit 10.3

Gary C. Hanna	Direct (504) 799-1913
Chief Executive Officer	Fax (504) 535-2704
ghanna@eplweb.com

January 21, 2011

Mr. Andre Broussard

Houston, TX

Dear Andre:

This letter serves to confirm an offer of employment to you for the position of Senior Vice President, Geosciences with Energy Partners, Ltd. (the “Company”) in our Houston office.

The following represent the terms and conditions of this offer:

•	Commencement date on February 7, 2011 (or such other date in close proximity thereto as shall be mutually agreed between us).

•	Starting base salary of $265,000 annually.

•	Annual bonus target of 50% of base pay.

•

The grant on the commencement date of your employment of an option with a ten year term to purchase 15,000 shares of Common Stock of the Company that will vest in one-third increments on each of the first three anniversaries of the date of grant at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (a detailed Stock Option Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment). You will also be eligible for additional option or other equity grants as approved by the Board of Directors.

•

The grant on the commencement date of your employment of 5,000 Restricted Shares, with the restrictions lapsing in one-third increments upon employment and on each of the two succeeding anniversaries of your date of employment (likewise, a Restricted Share Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

•	You will be eligible for twenty days of vacation annually.

•

Eligible for Change of Control Agreement, including a 1.5 multiple times the sum of base and 50% of current bonus target (details of the calculation are provided in the Change of Control Severance Plan and its amendments).

In addition to your compensation, you will be entitled to participate in any plans sponsored by the Company, including medical, dental, disability and life insurance plans, subject in each instance to applicable conditions and waiting periods. The Company also sponsors a 401(k) Plan in which you will be eligible to participate on the terms provided in the plan documents. A summary of the benefit plans and a copy of the 401(k) Summary Plan description are being provided to you separately.

ENERGY PARTNERS, LTD.  •  201 ST. CHARLES AVENUE, SUITE 3400  •  NEW ORLEANS, LA 70170  •  (504) 569-1875

Mr. Andre Broussard

January 19, 2011

The Company, as do most employers, expressly reserves the right to discontinue or amend the nature or amount of any of the compensation or benefit plans/programs/policies/practices that it offers. Also, your employment at the Company will be on an “at will” basis, meaning that you or the Company may terminate this employment relationship at any time, with or without reason.

If you have any questions, please call me. We are very pleased to make this offer to you and are looking forward to you joining our team.

Please acknowledge your acceptance of this offer by signing below and returning one copy to the undersigned, whereupon this shall constitute a binding agreement between us.

Sincerely,
/s/ Gary C. Hanna
Gary C. Hanna
Chief Executive Officer

ACCEPTED AND AGREED

this 22nd day of January, 2011

/s/ Andre Broussard
Andre Broussard

ENERGY PARTNERS, LTD.  •  201 ST. CHARLES AVENUE, SUITE 3400  •  NEW ORLEANS, LA 70170  •  (504) 569-1875